Exhibit 99.1

April 12, 2011

Eagle Rock Announces Agreement to Acquire Crow Creek Energy for $525 Million

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it has signed a definitive agreement to acquire all of the equity interests in Tulsa, Oklahoma-based CC Energy II L.L.C. (“Crow Creek Energy”), a portfolio company of Natural Gas Partners VIII, L.P. with reserves located in multiple basins across Oklahoma, Texas and Arkansas, for total consideration of $525 million.  The total consideration includes approximately $303 million of Eagle Rock equity to be issued to the sellers, $15 million of cash and $207 million of assumed debt.  Closing is expected to occur on May 3, 2011, subject to customary closing conditions. The Partnership’s lenders have pre-approved an increase of $245 million to Eagle Rock’s current $160 million borrowing base related to Crow Creek Energy’s reserves, resulting in a total borrowing base of $405 million effective upon closing.  This transaction is not subject to the pre-merger notification requirement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Highlights of the Crow Creek properties include the following:

•                  Net production in the first quarter of 2011 of approximately 47.0 MMcfe/d

•                  Total proved reserves of 268 Bcfe (80% gas and 66% proved developed)

•                  Total 3P (proved, probable and possible) reserves of 740.5 Bcfe

•                  182 proved drilling locations and more than 450 probable drilling locations

•                  Reserve life index of over 20 years

•                  75% operated (based on 2011 expected production)

“The acquisition of Crow Creek is consistent with our strategy of pursuing the most accretive long-term opportunities across our upstream and midstream business lines. Crow Creek brings an extensive inventory of low-risk development prospects in established plays such as the Golden Trend Field and developing plays such as the Cana Shale.  This, combined with the organic growth projects we have identified in our Midstream Business, positions us for long-term distribution growth generated from internal opportunities,” said Joseph A. Mills, Eagle Rock’s Chairman and Chief Executive Officer.

Mr. Mills added, “The Crow Creek acquisition provides greater scale and development potential to our Upstream Business, while demonstrating our commitment to maintaining the balance sheet strength we achieved through the 2010 recapitalization. The acquired assets more than double our current production and reserves, and add more than 600 identified drilling locations.”

Crow Creek Energy Asset Profile

Eagle Rock estimates the Crow Creek Energy properties contain approximately 268 Bcfe of proved reserves and 740 Bcfe of 3P reserves as of December 31, 2010 using February 15, 2011 strip prices. Core operating areas include 327 operated wells and 1,040 non-operated wells on approximately 115,500 net acres across the Golden Trend Field, Verden Field and the Cana Shale Play, all located in the Anadarko Basin, the Mansfield Field and other various fields in the Arkoma Basin, and the Barnett Shale in Texas. Crow Creek Energy’s proved reserve base as of December 31, 2010 was approximately 80% natural gas, 66% proved developed and 34% proved undeveloped; 75% of the projected 2011 production is operated.

In addition to the current cash flow and low-risk development opportunities provided by Crow Creek Energy’s proved reserve base, the acquired assets include approximately 12,700 net acres with 434 identified drilling locations in the emerging Cana Shale play in Oklahoma. The majority of Crow Creek Energy’s interests in the Cana Shale are operated by large upstream companies with significant experience and expertise in developing shale gas reserves.  This area has recently experienced a high level of horizontal drilling activity, with 54 rigs currently active across the trend.

Net production from the Crow Creek Energy properties in the first quarter of 2011 was approximately 47.0 MMcfe/d.  The Partnership expects, based on its anticipated drilling plans and the current natural gas price environment, that production from the acquired properties will total approximately 51 MMcfe/d in 2011 and will continue to increase through 2015.  Assuming the transaction closes on May 3, 2011, the Partnership’s capital budget for the remainder of 2011 related to the Crow Creek properties is expected to total approximately $81 million.

As part of the acquisition, Eagle Rock intends to assume the majority of Crow Creek Energy’s current commodity hedges which had a mark-to-market value of approximately $10.8 million as of April 6, 2011.

Pro Forma Combined Upstream Business

Upon closing of the Crow Creek Energy acquisition, Eagle Rock will have total proved reserves of 396 Bcfe as of December 31, 2010, an increase of over 200% from the Partnership’s year-end 2010 proved reserves, and total probable reserves of over 400 Bcfe.  Eagle Rock’s reserve base will be approximately 73% proved developed and 27% proved undeveloped following the acquisition, reflecting its substantial development opportunities.  Pro forma proved reserves will be comprised of approximately 64% natural gas, 19% crude oil and 17% natural gas liquids.

The Partnership’s pro forma current production is expected to be approximately 80 MMcfe/d, an increase of approximately 142% from Eagle Rock’s existing production rate. The pro forma production profile is diversified across numerous basins in Oklahoma, Alabama, Texas and Arkansas.

Transaction Financing

As part of the total consideration, the Partnership will issue $303 million of common units to the existing equity holders of Crow Creek Energy in a private placement concurrent with closing.  The substantial majority of these units will be issued to Natural Gas Partners VIII, L.P. (“NGP VIII”), the private equity sponsor of Crow Creek Energy.  NGP VIII, together with other private equity funds and portfolio companies managed by Natural Gas Partners, represents Eagle Rock’s largest unitholder.  Upon closing of the transaction, Natural Gas Partners’ ownership interest in the Partnership will increase from the current level of 24% to an estimated 40%-45%. The newly-issued Eagle Rock units will be issued at a price equal to the volume weighted average price (“VWAP”) of the Partnership’s common units for the twenty business days ending on, and inclusive of, the fifth business day prior to the closing date of the acquisition; subject to a collar of $7.50 to $10.50 per unit.

In addition, NGP VIII will be subject to a voting agreement with respect to such newly-issued units.  The voting agreement preserves public unitholder voting influence by restricting NGP VIII to its current voting percentage despite its increased equity position, subject to, among other things, termination if Natural Gas Partners’ aggregate ownership falls below 25%.

Regardless of whether closing occurs before or after the first quarter 2011 distribution record date, the newly-issued units will not receive a distribution with respect to the first quarter of 2011.

The cash portion of the acquisition consideration, estimated to be approximately $222 million, will be funded through the Partnership’s revolving credit facility. The Partnership’s lenders have pre-approved an increase to Eagle Rock’s current $160 million borrowing base of $245 million related to Crow Creek Energy’s reserves, resulting in a total borrowing base of $405 million effective upon closing.

Update Regarding Distribution Policy

The transaction is expected to deliver double-digit accretion to distributable cash flow per unit in 2011, supported in part by Crow Creek Energy’s existing commodity hedge portfolio, and for the next several years as Eagle Rock executes on its drilling plan.  As a result of the acquisition, Eagle Rock management intends to recommend an increase in the quarterly distribution to an annualized rate of $0.75 per unit commencing with respect to the second quarter of 2011 (payable in August 2011). As production levels increase, management expects the Partnership to be in a position to pay a distribution of $1.00 per common unit by the end of 2012 while maintaining its target distribution coverage ratio of greater than 1.20x.

Management’s distribution recommendation is subject to change should factors affecting the general business climate or the Partnership’s specific operations differ from current expectations. All actual distributions paid will be determined and declared at the discretion of the Eagle Rock board of directors.

Actual future changes in the distribution level, if any, will be driven by market conditions, future commodity prices, the Partnership’s leverage levels, the performance of the Partnership’s underlying assets and the Partnership’s ability to consummate accretive growth projects or acquisitions, including without limitation this acquisition.

The transaction was approved by Board of Directors of the general partner of the Partnership based in part upon the recommendation of the Board’s Conflicts Committee, which consists entirely of independent directors of the Board. Tudor, Pickering, Holt & Co. Securities, Inc. acted as financial advisor to the Conflicts Committee.

Conference Call Information

Eagle Rock management will host a conference call to discuss the acquisition at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Wednesday, April 13, 2011. An accompanying presentation will be posted to the Partnership’s website under the Investor Relations tab in advance of the call. Interested parties may listen to the conference call live over the Internet or via telephone. To listen live over the Internet, participants are advised to log on to the Partnership’s web site at www.eaglerockenergy.com. To participate by telephone, the call in number is (888) 713-4205, confirmation code 86396320. Participants are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link: https://www.theconferencingservice.com/prereg/key.process?key=PFPC3TTPB. Interested parties can also view important information about the Partnership’s conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the start of the call. An audio replay of the conference call will also be available for thirty days by dialing (888) 286-8010, confirmation code 95280048. In addition, a replay of the audio webcast will be available by accessing the Partnership’s web site after the call is concluded.

Forward Looking Statements

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2010, as well as any other public filings and press releases.

SEC Reserve Disclosures

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX strip) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates of reserves prepared in accordance with SEC definitions and guidelines. In addition, the SEC generally prohibits in SEC filings the reporting of reserves of different categories on a combined basis (3P) because each category of proved, probable and possible reserves involves substantially different risks of ultimate recovery. Factors affecting ultimate recovery include the scope of our proposed drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates. Accordingly, actual quantities that may be ultimately recovered from the Partnership’s interests may differ substantially from the Partnership’s estimates of reserves. In addition, the Partnership’s estimates of reserves may change significantly as development of the Partnership’s properties provide additional data.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.  Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations